Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305, No. 333-123527 and No. 333-144936 on Forms S-8 of our reports dated February 23, 2010, relating to the consolidated financial statements of Office Depot, Inc. and the consolidated financial statement schedule of Office Depot, Inc. and the effectiveness of Office Depot, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Office Depot, Inc. for the fiscal year ended December 26, 2009.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
February 23, 2010